EXHIBIT 99.1

 NEWS

FOR IMMEDIATE RELEASE

VEECO APPOINTS SHUBHAM MAHESHWARI AS CHIEF FINANCIAL OFFICER

Plainview, NY, May 6, 2014 — Veeco Instruments Inc. (Nasdaq: VECO) has appointed Shubham Maheshwari, 42, as its new Executive Vice President, Finance and Chief Financial Officer (CFO).  Mr. Maheshwari replaces David D. Glass, who announced his retirement from Veeco last December.

Mr. Maheshwari brings more than 20 years of experience in engineering and finance to Veeco.  He most recently served as Chief Financial Officer of OnCore, a global manufacturer of electronic products in the medical, aerospace, defense and industrial markets.  Prior to this role, he held various finance roles including Senior Vice President Finance, Treasury, Tax and Investor Relations at Spansion, a global leader in Flash memory based embedded system solutions. Mr. Maheshwari helped lead Spansion’s emergence from bankruptcy to become a  successful public company. Prior to Spansion, he spent over ten years at KLA-Tencor, a global semiconductor capital equipment manufacturing company, in various senior level corporate development and finance roles, including Vice President of Corporate Development and Corporate Controller. During his tenure at KLA-Tencor, he worked on over $1 billion in acquisition transactions.

He holds a B.S. in Chemical Engineering from the Indian Institute of Technology in Delhi, India, an M.S. in Chemical Engineering from Kansas State University, and an MBA from the Wharton Business School, University of Pennsylvania.

John Peeler, Veeco’s Chairman and Chief Executive Officer, commented, “Shubham brings an ideal mix of highly relevant financial leadership experience to Veeco.  I am confident he will hit the ground running to help take Veeco to the next level of performance.  I’m extremely pleased that Shubham has joined our leadership team.”

“Veeco is a great match for me and I’m excited to come on board,” commented Mr. Maheshwari. “Veeco has done an impressive job managing through an extended downturn, but I think the best is still in front of the Company. I look forward to helping to strengthen the business and capitalizing on the significant growth opportunities ahead.”

About Veeco

Veeco’s process equipment solutions enable the manufacture of LEDs, flexible OLEDs, solar cells, power electronics, hard drives, MEMS and wireless chips.  We are the market leader in MOCVD, MBE, Ion Beam and other advanced thin film process technologies.  Our high performance systems drive innovation in energy efficiency, consumer electronics and network storage and allow our customers to maximize productivity and achieve lower cost of ownership.  For information on our company, products and worldwide service and support, please visit www.veeco.com.

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2013 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases.  Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

Veeco Contacts:
Investor Relations:	Media:
Debra Wasser 516-677-0200 x1472	Jeffrey Pina 516-677-0200 x1222
dwasser@veeco.com	jpina@veeco.com